Exhibit 99.2

Contact:

Mark Nordlicht
Chairman of the Board
Platinum Energy Resources, Inc.
(212) 581-2401

FOR IMMEDIATE RELEASE

PLATINUM ENERGY RESOURCES, INC.
COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, New York, October 31, 2005 - Platinum Energy Resources, Inc. (OTC Bulletin Board: PGRIU) (the “Company”) announced today that its initial public offering of 14,400,000 units was consummated on October 28, 2005. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $115,200,000. Casimir Capital L.P. and Cantor Fitzgerald & Co. acted as managing underwriters for the initial public offering. A copy of the prospectus may be obtained from Casimir Capital L.P., 489 Fifth Avenue, New York, New York 10017 or Cantor Fitzgerald & Co., 110 East 59th Street, New York, New York 10017.

Audited financial statements as of October 28, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Platinum Energy Resources, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This public offering will be made only by means of a prospectus, copies of which may be obtained from either Casimir Capital L.P. or Cantor Fitzgerald & Co.